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EXHIBIT 10.16

THIRD AMENDMENT TO

ONE THOUSAND BROADWAY BUILDING LEASE AGREEMENT

By and Between

One Thousand Broadway Building Limited Partnership

And

    This Third Amendment is entered into and executed by ONE THOUSAND BROADWAY BUILDING LIMITED PARTNERSHIP ("Landlord"), and PREVIEW SYSTEMS, INC. a Delaware Corporation ("Tenant").

RECITALS

A.
Landlord and Tenant's predecessor have previously entered into an agreement to lease space in the One Thousand Broadway office building which lease was dated July 3, 1996, and amended on November 26, 1996 and November 4, 1997, covering the following premises:

    Approximately 11,578 rentable square feet of space (the "Premises") and situated on the eighteenth (18th) floor and 6,224 rentable square feet situated on the seventeenth (17th) floor of the One Thousand Broadway Building (the "Building") located at Lots 5, 6, 7 and 8, Block 182, City of Portland, in the City of Portland, County of Multnomah, State of Oregon, the Premises being more particularly described in the Lease to which reference is here made for all purposes.

B.
Portland Software, Inc. has since execution of the original Lease and First and Second Amendments been succeeded by Preview Systems, Inc.

C.
Tenant has requested and Landlord has agreed to expand Tenant into additional space on the 17th floor as indicated on the attached Exhibit A.

D.
Unless otherwise indicated, all capitalized terms used herein shall have the same meanings as are attributed thereto in the Lease.

    NOW, THEREFORE, Landlord and Tenant desire to amend the Lease to evidence their agreement with respect to the foregoing:

TERMS AND CONDITIONS

1.
Premises: Tenant agrees to expand into approximately 3,019 rentable square feet as of October 1, 2000 or as soon as the required tenant improvements are completed and the subject space is available for occupancy, resulting in a total of 20,821 rentable square feet.

2.
Tenant Improvements: Landlord has agreed to provide Tenant with an allowance of $3.50 per rentable square foot ($10,566.50) to improve the subject space.

3.
Base Rent: Effective October 1, 2000, or as soon as the required tenant improvements are completed and the expansion space is available for occupancy, the monthly base rent charges will be as follows:

	Existing Premises	Expansion Premises		Total
October 2000—February 2002:	$29,782.47	$6,038.00; ($24.00 psf	)	$35,820.47
March 2002—December 2002:	$33,378.75	$6,038.00; ($24.00 psf	)	$39,416.75

4.
Tenant's Percentage of Operating Expenses: Tenant's percentage of operating expenses will be adjusted as follows:

Existing Premises	Expansion Premises	Total
7.41%	1.26%	8.67%
5.
Base Year for Operating Expenses: The base year for operating expenses for the expansion space shall be the 2000 calendar year.

6.
Parking: Landlord will provide Tenant with two (2) additional parking stalls in the building at the then current market rate; total parking stalls after the expansion is completed will total sixteen (16) spaces.

    Executed in multiple counterparts, effective as of the                  day of                         , 2000.

LANDLORD:	TENANT:
One Thousand Broadway Building Limited	Preview Systems, Inc.
Partnership, an Oregon limited partnership
By:

By: 1000, Inc., General Partner	Name:

Title:

By:
Thomas P. Moyer, President

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THIRD AMENDMENT TO ONE THOUSAND BROADWAY BUILDING LEASE AGREEMENT By and Between One Thousand Broadway Building Limited Partnership And
RECITALS
TERMS AND CONDITIONS